Registration No. 333-120837

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7 TO FORM S-8 REGISTRATION STATEMENT NO. 333-120837

UNDER

THE SECURITIES ACT OF 1933

EMULEX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0300558
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1320 Ridder Park Drive

San Jose, California 95131

(Address of Principal Executive Offices including Zip Code)

Registrant’s telephone number, including area code: (408) 435-7400

Emulex Corporation Employee Stock Purchase Plan

2004 Employee Stock Incentive Plan

(Full title of the plans)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

Tel: (800) 222-2122

(Name and Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copy To:

Anthony J. Richmond Latham & Watkins LLP Menlo Park, California 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Hock E. Tan President and Chief Executive Officer Emulex Corporation 1320 Ridder Park Drive San Jose, California 95131 (408) 435-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statements of Emulex Corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on Form S-8 (the “Registration Statements”):

•	Registration No. 333-120837 for the sale of 3,000,000 shares of the common stock of the Registrant, par value $0.10 per shares of the Common Stock under the 2004 Employee Stock Incentive Plan and the Emulex Corporation Employee Stock Purchase Plan.

On May 5, 2015, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 25, 2015, by and among the Registrant, Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (“Parent”) and Emerald Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant, and the Registrant became a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, any offering pursuant to the Registration Statements has been terminated and the Registrant hereby terminates the effectiveness of the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 7 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 5th day of May 2015.

EMULEX CORPORATION

By:	/s/ Anthony E. Maslowski
Anthony E. Maslowski Director, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Hock E. Tan Hock E. Tan	President, Chief Executive Officer (Principal Executive Officer)	May 5, 2015

/s/ Patricia H. McCall Patricia H. McCall	Vice President and Assistant Secretary	May 5, 2015

/s/ Ivy Pong Ivy Pong	Director	May 5, 2015